Exhibit 10.4

LONG TERM INCENTIVE AWARD AGREEMENT

THIS LONG TERM INCENTIVE AWARD AGREEMENT (the “Agreement”), is made effective as of [●] (the “Grant Date”) by and between Tellurian Inc., a Delaware corporation (the “Company”), and the individual signatory hereto (“Participant”) (each a “Party”, and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company may make Awards pursuant to the Tellurian, Inc. Incentive Compensation Program (as may be amended, modified, supplemented or restated from time to time, the “Program”);

WHEREAS, capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Program; and

WHEREAS, the Company desires to grant Participant an Award, subject to the terms and conditions set forth in this Agreement and the Program.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Section 1      Definitions. Except as expressly set forth in this Agreement, capitalized terms used herein shall have the meanings ascribed them in this Section 1.

(a)               “Cause” shall have the meaning ascribed to that term in Participant’s Individual Agreement or, if such term is not defined in Participant’s Individual Agreement or there is no such agreement, then “Cause” shall mean (i) Participant’s indictment for, conviction of, or pleading of guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) Participant’s gross negligence with regard to the Company or any Affiliate in respect of Participant’s duties for the Company or any Affiliate; (iii) Participant’s willful misconduct having or, which in the good faith discretion of the Board could have, an adverse impact on the Company or any Affiliate economically or reputation-wise; (iv) Participant’s material breach of this Agreement, any other material agreement between Participant and the Company, including, but not limited to, any incentive or equity or equity-based award or agreement, or any code of conduct or ethics or any other policy of the Company, which breach (if curable in the good faith discretion of the Board) has remained uncured for a period of ten (10) days following the Company’s delivery of written notice to Participant specifying the manner in which the agreement or policy has been materially breached; or (v) Participant’s continued or repeated failure to perform Participant’s duties or responsibilities to the Company or any Affiliate at a level and in a manner satisfactory to the Board in its sole discretion, which failure has not been cured to the satisfaction of the Board following notice to Participant. To the extent Participant is terminated as a member of the Board or the board of directors of any Subsidiary of the Company, “Cause” shall include a termination of such directorship for “cause” as determined in accordance with the provisions of Section 141(k) of the Delaware General Corporation Law. Any voluntary termination of Participant’s employment in anticipation of a termination of Participant’s employment by any member of the Company Group for Cause shall be deemed to be a termination by the Company for Cause.

(b)               “Employer” shall mean as to Participant on any date, the Company Group member that employs or retains Participant on such date.

(c)               “Exchange Act” shall mean U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(d)              [“Good Reason” shall have the meaning ascribed to that term in Participant’s Individual Agreement or, if such term is not defined in Participant’s Individual Agreement or there is no such agreement, then “Good Reason” shall mean any of the following events without Participant’s written consent, (i) a material diminution in Participant’s annual base salary, or (ii) a relocation of Participant’s principal office location more than fifty (50) miles from its then-current location.]1

(e)               [“Good Reason Process” means that (i) Participant reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) Participant notifies the Company in writing within sixty (60) days of the first occurrence of such condition; (iii) the Participant cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following receipt of such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist at the end of the Cure Period; and (v) Participant terminates Participant’s employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.]

(f)               “Individual Agreement” shall mean an employment or similar agreement between Participant and a member of the Company Group.

(g)               “One Year Anniversary” shall mean the date that is the one (1) year anniversary date of the Grant Date.

(h)               “Qualifying Termination” shall mean a Termination of Employment by any member of the Company Group due to Participant’s death, [or] by the Company without Cause (including disability) [or by Participant for Good Reason].

(i)                “Release Requirement” shall mean the execution, delivery, and nonrevocation of a release of claims by Participant, Participant’s power of attorney or the Participant’s estate, as applicable, in favor of the Company and its Subsidiaries and its and their respective Affiliates on such terms and conditions and subject to such provisions as are reasonably determined by the Company, and any revocation period applicable to such release must have expired before the earlier of the fifty-ninth (59th) day after the date of Termination of Employment.

1 The bracketed language regarding Good Reason in Sections 1(d), 1(e), 1(h) and 4(b) is included in the Long Term Incentive Award Agreement with each of the Company’s named executive officers other than Khaled Sharafeldin and is excluded from the Long Term Incentive Award Agreement with Khaled Sharafeldin.

(j)                “Termination of Employment” shall mean the time when the employee-employer relationship between an Employee and the Company or any Employer is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability, or retirement, but excluding terminations where the Employee simultaneously commences or re-mains in employment with the Company or any Employer. Notwithstanding the foregoing, to the extent necessary to comply with Section 409A as determined by the Committee, a termination of service means a “separation from service” (within the meaning of Section 409A).

(k)               “Two Year Anniversary” shall mean the date that is the two (2) year anniversary date of the Grant Date.

Section 2.      Award. Subject to the terms and conditions set forth in the Program and this Agreement, the Committee grants Participant an Award under the Program, effective as of the Grant Date, entitling Participant to [●] Tracking Units.

Section 3.     Vesting and Payment. Except as otherwise provided in Section 4, the Tracking Units shall vest and settle as follows, subject to (i) Participant’s continued employment through and including the applicable vesting date (and not having received notice from any member of the Company Group of intent to terminate Participant’s employment for Cause), and (ii) Participant’s continued compliance with any restrictive covenants by which Participant may be bound:

(a)               Tranche 1. One-third (1/3) (rounded down to the nearest whole number, if applicable) of the Tracking Units (“Tranche 1”) shall vest on the Grant Date (“Tranche 1 Vesting Date”). Subject to Section 6, as soon as practicable following the Tranche 1 Vesting Date, and in no event later than March 15 in the year following the Performance Period, the Company will deliver to Participant an amount in cash equal to the closing Company stock price on the trading day prior to the Grant Date multiplied by the vested Tranche 1 Tracking Units (such amount, the “Tranche 1 Payment” and such actual date of payment, the “Tranche 1 Payment Date”).

(b)               Tranche 2. One-third (1/3) (rounded down to the nearest whole number, if applicable) of the Tracking Units (“Tranche 2”) shall vest on the One Year Anniversary (“Tranche 2 Vesting Date”). Subject to Section 6, as soon as practicable following the Tranche 2 Vesting Date, and in no event later than thirty (30) days after such date, the Company will deliver to Participant an amount in cash equal to the closing Company stock price on the trading day prior to the Tranche 2 Vesting Date multiplied by the vested Tranche 2 Tracking Units (such amount, the “Tranche 2 Payment”).

(c)               Tranche 3. The remaining Tracking Units (“Tranche 3”) shall vest on the Two Year Anniversary (“Tranche 3 Vesting Date”). Subject to Section 6, as soon as practicable following the Tranche 3 Vesting Date, and in no event later than thirty (30) days after such date, the Company will deliver to Participant an amount in cash equal to the closing Company stock price on the trading day prior to the Tranche 3 Vesting Date multiplied by the vested Tranche 3 Tracking Units (such amount, the “Tranche 3 Payment”).

Section 4.     Termination of Employment.

(a)               Termination for Cause. Upon a Participant’s Termination of Employment by any member of the Company Group for Cause, all Tracking Units granted hereunder, whether vested or unvested, will immediately and automatically be forfeited as of the date of such termination for no consideration and without any action by the Company. Participant shall have no further right or interest in or with respect to such Tracking Units.

(b)               Resignation [without Good Reason]. Upon a Termination of Employment by Participant [without Good Reason], all vested and unvested Tracking Units granted hereunder will immediately and automatically be forfeited as of the date of such termination for no consideration and without any action by the Company and Participant shall have no further right or interest in or with respect to such Tracking Units.

(c)               Qualifying Termination. In the event of a Qualifying Termination, subject to the satisfaction of the Release Requirement and Participant’s continued compliance with all confidentiality obligations and restrictive covenants to which Participant is subject:

i.                  any previously vested Tracking Units, if any, to the extent not yet paid pursuant to Section 3 hereof, shall be paid in accordance with, and in an amount calculated pursuant to, Section 3 hereof;

ii.                 all unvested Tracking Units shall remain eligible to vest following such Termination of Employment in accordance with Section 3 hereof without regard to the continuous service requirement and the Company will deliver to Participant an amount in cash calculated pursuant to Section 3 hereof, which shall be paid, subject to Section 6 hereof, on the later of the date the payment would be made pursuant to Section 3 hereof and the first payroll date following the sixtieth (60th) day after the date of Termination of Employment.

Section 5.     Award Subject to the Program. By entering into this Agreement, Participant acknowledges and agrees that (a) Participant has received and read the copy of the Program, (b) the Award is subject to the Program, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein, and (c) Participant shall execute, and return to the Company, an executed copy of this Agreement. In the event of any conflict between this Agreement and the Program, the terms of the Program shall govern.

Section 6.     Other Terms.

(a)               Tax Withholding. Payments made pursuant to this Agreement will be reduced by withholding for any applicable federal, state, foreign and local taxes required to be withheld by the Company or one of its Subsidiaries or other authorized payroll deductions.

(b)               Section 409A. It is intended that this Agreement be interpreted and administered so that the payment of any Award shall either be exempt from the requirements of Section 409A, or shall comply with the requirements of such provisions, and accordingly, to the maximum extent permitted, shall be interpreted to be exempt from or in compliance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, neither the Company nor any of its respective Subsidiaries or Affiliates, nor any of their respective directors, officers, employees, advisors or agents guarantees any particular tax treatment and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to be exempt from the provisions of Section 409A.

Each payment under this Agreement to which Section 409A applies shall be treated as a separate identified payment for purposes of Section 409A. In no event may Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, which constitutes a “deferral of compensation” within the meaning of Section 409A. To the extent any payment under this Agreement is subject to Section 409A, any reference to termination of service or similar terms shall mean a “separation from service” under Section 409A.

Notwithstanding any provision of this Agreement to the contrary, if on the date of Participant’s termination of employment, Participant is deemed to be a “specified employee” within the meaning of Section 409A using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section 409A, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A shall be delayed and paid or provided in a single lump sum (without interests) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Participant’s termination of employment for any reason other than death, and (ii) the date of Participant’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

(c)               Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or any of its Affiliates to Participant or for Participant’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “excess parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 7(c), be (x) nondeductible under Section 280G of the Code and/or (y) subject to the excise tax imposed under Section 4999 of the Code (or any successor provisions applicable to such Sections) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, is subject to the Excise Tax; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any reductions hereunder shall be made in accordance with Section 409A and the following: (A) the payments and benefits that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first; and (B) all other payments and benefits shall then be reduced as follows: (I) cash payments shall be reduced before non-cash payments; and (II) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date. Any determination required under this Section 6(c), including, but not limited to, whether any payments or benefits are or could be “parachute payments” within the meaning of Section 280G of the Code, shall be determined by the Committee (or its designee).

(d)               Restriction on Transfer. Participant shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Award or any rights or interest therein, including without limitation any rights under this Agreement or any amounts payable in settlement of the Award. Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition by Participant of the Award in violation of this provision shall be null and void ab initio and of no effect.

(e)               Severability. If any provision of this Agreement (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed not to form part of this agreement, and the validity and enforceability of the other provisions of this agreement shall not be affected.

(f)                Counterparts. This Agreement may be executed in one or more counterparts but shall not be effective until each Party has executed at least one counterpart. Each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute the same instrument.

(g)               Governing Law. This Agreement and all questions concerning the construction, interpretation, and validity this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(h)               Waiver and Amendment. No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement shall preclude or restrict the further exercise of that or any other right or remedy. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the Parties.

(i)                Notices. Any notice provided for in this Agreement or under the Program must be in writing and must be either personally delivered, transmitted via electronic mail, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via electronic mail, five (5) days after deposit in the U.S. mail and one (1) day after deposit for overnight delivery with a reputable overnight courier service.

If to the Company, to:

Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

Attention: General Counsel

Attention: Chief Human Resources Officer

Email:         legal.notices@tellurianinc.com

Email:         HR@tellurianinc.com

If to Participant, to Participant’s physical and/or email address most recently on file with the Company with a copy (which shall not constitute notice) to such other persons as may be designated by Participant in writing.

(j)                Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes any prior agreements between Participant and the Company with respect to the subject matter hereof.

(k)               Data Protection. By accepting the Award (whether by electronic means or otherwise), Participant hereby consents to the holding and processing of personal data provided by Participant to the Company and its Subsidiaries for all purposes necessary for the operation of this Agreement and the Award. This includes, but is not limited to, administering and maintaining records regarding Participant; providing information to third party administrators of benefit plans and awards; and providing information to future purchasers of the Company or the business in which Participant works. Participant is hereby advised and directed to refer to any Company and/or Subsidiary data protection policy and/or notice from time to time in place for more details about how Participant’s personal data is used.

(l)                Acknowledgment. By Participant’s signature and the signature of the Company’s representative below, Participant and the Company hereby acknowledge that Participant has been granted the right to participate in the Award with effect from the Grant Date on the terms and conditions of this Agreement. Further, Participant acknowledges Participant’s agreement to be bound to the terms of this Agreement in connection with Participant’s acceptance of the Award issued hereby through procedures, including electronic procedures, provided by or on behalf of the Company and/or its Subsidiaries.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Grant Date.

TELLURIAN INC.

Name:
Title:

PARTICIPANT:

Name:

Signature Page to Long Term Incentive Award Agreement